Exhibit 10.22

31 July 2006

BRAVEHEART FINANCIAL SERVICES LIMITED

and

BERNARD J. TAYLOR

SERVICE AGREEMENT

SERVICE AGREEMENT

THIS AGREEMENT is made on 31 July 2006

BETWEEN

(1)	BRAVEHEART FINANCIAL SERVICES LIMITED, (which it is proposed will be renamed Evercore Europe Limited after the Effective Date) a company incorporated under the laws of England and Wales (the Company); and

(2)	BERNARD J. TAYLOR (the Executive or You).

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement the following expressions have the following meanings:

Affiliate means in relation to either the Company or Evercore LP, any entity which controls, is controlled by or is under common control with the Company or Evercore LP, as the case may be, including any holding company or companies of the Company or Evercore LP and any subsidiary or subsidiaries of the Company or Evercore LP or any such holding company where “holding company” and “subsidiary” shall have the meanings assigned to them respectively by the Companies Act 1985;

Board means the board of directors of the Company or a duly constituted committee of the board of directors;

Braveheart Acquisition means the proposed acquisition of the Company by Evercore Partners Inc., or an Affiliate thereof;

Effective Date means the date of legal closing of the Braveheart Acquisition;

Employment means your employment with the Company in accordance with the terms and conditions of this Agreement;

Evercore means Evercore Partners Inc. and its Affiliates and successors;

Group means, after completion of the Braveheart Acquisition, the group of companies comprising Evercore Partners Inc. and its Affiliates (including, for the avoidance of doubt, the Company and its Affiliates);

Initial Fixed Period means the period commencing on the Effective Date and ending on the date that is the second anniversary after the Effective Date;

Relevant Date means, during the Employment, any date falling during such time, and, for the period of time during the Restricted Period that falls after the date of any termination of the Employment, the effective date of termination of the Employment.

Restricted Period means the six months immediately following (a) the date of any termination of the Executive’s employment with the Company by the Company with or without cause reduced by the number of days that you are suspended in accordance with Clause 11 and (b) if earlier than the date referenced in Clause (a) hereof, the date that notice is given by the Executive to the Company of the Executive’s resignation from the Company for any reason (other than due to the Executive’s death), which date shall be no later than thirty business days prior to the effective date of any such resignation.

2.	TERM AND JOB DESCRIPTION

2.1 You will be employed by the Company from the Effective Date. You will act as Chief Executive of the Company.

2.2 Following legal closing of the Braveheart Acquisition, it is intended that the Company will be renamed Evercore Europe Limited and that you will be Chief Executive of the Company. It is intended that your role in the governance of Evercore will be as set out in Appendix B.

2.3 The Employment shall continue for the Initial Fixed Period unless or until terminated by either party giving to the other not less than three months’ notice, such notice to expire at any time on or after the last day of the Initial Fixed Period.

3.	DUTIES

3.1 During the Employment you will devote your full time and attention during normal business hours and otherwise as reasonably required to the business and affairs of the Company and any Affiliates and comply with the lawful and reasonable directions of the Company and any Affiliates in relation to the performance of your duties.

3.2 Without prejudice to the provisions of Clause 3.1, following the Effective Date, your principal responsibilities during the Employment will include:

(i)	heading Evercore’s European financial advisory business;

(ii)	assisting in the development of Evercore’s private equity investment opportunities in Europe; and

(iii)	assisting in the growth of Evercore’s North American financial advisory and other businesses.

3.3 During the Employment, you will not (without prior written consent of the Board) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation. Consent is hereby deemed to have been given to the outside business interests mentioned in Appendix A.

3.4 You will work such hours as are necessary for the proper performance of your duties. You acknowledge that your working time is unmeasured and not predetermined and that for the purposes of the Working Time Regulations 1999 you are an autonomous decision maker.

3.5 In the course of your duties you will be required to travel, but your office and permanent base will be within the City of London, or one of the following London postal districts: WC1, WC2, W1 or SW1.

4.	SALARY AND BONUS

4.1 Your initial basic salary will be £300,000 per annum payable monthly on the 21st day of the month or such other day as the Company may determine.

4.2 You will, in addition, be paid a guaranteed cash bonus of not less than US$2,250,000 promptly (and, in any event, no later than bonuses are paid to other Senior Managing Directors of Evercore) after 31 December 2006, or if later, the Effective Date and of not less than US$2,250,000 promptly (and, in any event, no later than bonuses are paid to other Senior Managing Directors of Evercore) after 31 December 2007.

4.3 The Company will set in place suitable incentive arrangements for you in respect of the period following 31 December 2007. These arrangements will include payment to you of an annual cash bonus dependent on the successful development of the Company. It is anticipated that a bonus pool as set out in Appendix B will be established to sustain the Company’s total employee bonus payments.

4.4 The bonuses in Clauses 4.2 and 4.3 above will not be paid in the event that you terminate your Employment prior to the relevant bonus becoming payable unless you do so in circumstances where, as a result of a breach or series of breaches of contract by the Company, you are entitled to do so summarily and without yourself being in breach of contract (“Constructive Dismissal”).

4.5 If you die in office your dependants will receive the bonus described in Clause 4.2 for the year in which your employment ceases.

4.6 All payments/benefits provided for in this agreement are subject to such deductions in respect of tax, the Executive’s National Insurance contributions or otherwise as the Company shall be required to make by law.

5.	EXPENSES

You will be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel of your choice, first-class travelling and entertainment expenses) which you incur in the performance of your duties, subject to the production of such receipts or other evidence as the Company may reasonably require.

6.	PENSION AND OTHER WELFARE BENEFITS

Following the Effective Date, you will be entitled to participate in all benefit, welfare and retirement plans and programs as are provided by the Group at a level commensurate with your position of Chief Executive of the Company, such participation to provide full value for your service without bearing the economic burden of any statutory limits or restrictions.

7.	HOLIDAY

You will receive 31 days’ holiday, in addition to bank and public holidays (in each calendar year) with full pay. The right to holiday will accrue pro-rata during each calendar year of the Employment, and you will be entitled to accrued holiday pay on termination of the Employment (which calculations shall be made on the basis that each day of paid holiday is equivalent to 1/260 of your salary).

8.	OTHER BENEFITS

8.1 Following the Effective Date, you will be entitled to the free personal use of an appropriate company car (Mercedes S500 or equivalent value) and a driver for travel between home and office and other use connected with business or an appropriate allowance in lieu.

8.2 Without prejudice to Clause 6 above, following the Effective Date, you will also receive London scale medical healthcare benefits for you, your spouse and children under the age of 21 and such permanent health insurance cover as is normal for a chief executive subject always to the terms of the schemes and provided that such cover can be obtained without exceptional conditions or unusually high premiums.

8.3 If a Senior Managing Director who was a Senior Managing Director of the Purchaser prior to the offering (excluding Roger Altman, Austin Beutner or any Director of Protego) ceases to be employed by the Purchaser, he or she will forfeit his or her equity in Evercore LP which is not treated as vested and it will be re-allocated on a pro rata basis to the other currently employed persons who were Senior Managing Directors of the Purchaser prior to the offering (excluding Roger Altman and Austin Beutner). You will be treated as being included in this group of Senior Managing Directors to the extent you are then currently employed.

8.4 Any equity reallocated to you pursuant to Clause 8.3 shall be issued to you in the form of registered Class A Common Stock.

9.	SICKNESS AND OTHER INCAPACITY

Subject to complying with the Company’s procedures relating to the notification and certification of periods of absence from work, you will continue to be paid your salary (inclusive of any statutory sick pay or social security benefits to which you may be entitled) during any periods of absence from work due to sickness injury or other incapacity up to a maximum of 6 months in any period of 12 months.

10.	TERMINATION

10.1 Either party may terminate the Employment in accordance with Clause 2.3.

10.2 The Company may terminate your Employment summarily and without compensation:

(i)	if you are convicted of, plead guilty to or enter a plea with comparable effect to a plea in a U.S. criminal case of nolo contendere to, a criminal offence involving (a) violence or (b) dishonesty or (c) which results in a custodial sentence and is likely to bring the Company or its Affiliates into disrepute;

(ii)	if you commit a serious or (after warning) persistent breach of your contract of employment or you commit or cause the Company or any of its Affiliates to commit a serious or (after warning) persistent breach of the applicable rules and regulations of the UK Financial Services Authority; or

(iii)	if you are disqualified from holding office in the company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

10.3 Any reasonable delay by the Company in exercising any right of termination shall not constitute a waiver of it.

10.4 If your Employment is terminated by the Company otherwise than pursuant to Clause 10.2 above following the Effective Date and prior to the end of the Initial Fixed Period, you will receive compensation equal to the basic salary and the cost of providing the other benefits which you would have been entitled to receive under this Agreement (including any bonuses provided for in Clause 4) for the unexpired portion of the Initial Fixed Period and the notice period referred to at Clause 2.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period), without deduction for accelerated receipt or any mitigation of your loss. These payments/arrangements are, and are conditional upon their being accepted, in full and final settlement of all claims arising under or in connection with your contract of employment or its termination in the Initial Fixed Period.

10.5 On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) you will:

(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards and any other property relating to the business of or belonging to the Company or any other entity in the Group which is in your possession or under your control.

(b)	immediately resign from any office you hold with the Company or any other entity in the Group without any compensation for loss of office.

11.	SUSPENSION

In the event that either party gives notice of termination of employment to the other, the Company may suspend you from your duties for a period not exceeding 3 months subject to your continuing to receive your salary and other benefits in accordance with this Agreement.

12.	RESTRICTIONS

12.1 Confidentiality

The Executive will not at any time (whether during or after the Executive’s employment with the Company or its Affiliates), other than in the ordinary course of performing services for the Company

(a)	retain or use for the benefit, purposes or account of the Executive or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (Person); or

(b)	disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or its Affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information obtained by the Executive in connection with the commencement of the Executive’s employment with the Company or at any time thereafter during the course of the Executive’s employment with the Company — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or Affiliates and/or any third party that has disclosed or provided any of the same to the Company or its Affiliates on a confidential basis (provided that with respect to such third party the Executive knows or reasonably should have known that the third party provided it to the Company or its Affiliates on a confidential basis) (Confidential Information) without the prior written authorization of the board of directors of the Company; provided, however, that in any event the Executive shall be permitted to disclose any Confidential Information reasonably necessary

(i)	to perform the Executive’s duties while employed with the Company or

(ii)	in connection with any litigation or arbitration involving this or any other agreement entered into between the Executive and the Company before, on or after the date of this Agreement in connection with any action or proceeding in respect thereof.

12.2 Confidential Information shall not include any information that is:

(a)	generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties to the extent the Executive knows or reasonably should have known of such breach by such third parties;

(b)	made legitimately available to the Executive by a third party (unless the Executive knows or reasonably should have known that such third party has breached any confidentiality obligation); or

(c)	required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; provided that, with respect to Clause (c) the Executive, except as otherwise prohibited by law or regulation, shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and shall reasonably cooperate with any attempts by the Company, at its sole cost, to obtain a protective order or similar treatment prior to making such disclosure.

12.3 Except as required by law or otherwise set forth in Clause 12.2(c) above, or unless or until publicly disclosed by the Company, the Executive will not disclose to anyone, other than the Executive’s immediate family and legal, tax or financial advisors, the existence or contents of this Agreement; provided that the Executive may disclose the provisions of this Agreement (i) to any prospective future employer provided they agree to maintain the confidentiality of such terms or (ii) in connection with any litigation or arbitration involving this Agreement.

12.4 Upon termination of the Executive’s employment with the Company and its Affiliates for any reason, the Executive shall:

(a)	cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by the Company, its subsidiaries or Affiliates;

(b)	immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and

(c)	notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware to the extent such information is in the Executive’s possession or control. Notwithstanding anything elsewhere to the contrary, the Executive shall be entitled to retain (and not destroy)

(i)	information showing the Executive’s compensation or relating to reimbursement of expenses that the Executive reasonably believes is necessary for tax purposes and

(ii)	copies of plans, programs, policies and arrangements of, or other agreements with, the Company addressing the Executive’s compensation or employment or termination thereof.

12.5 Non-Competition

During the term of the Executive’s employment and during the Restricted Period, the Executive will not, directly or indirectly:

(a)	engage in any business that competes, as of the Relevant Date (as defined below), with the business of the Company or any Affiliates (other than any business engaged in solely by any portfolio company of the Company), including, without limitation, any businesses that the Company or its Affiliates is actively considering conducting at the time of the Executive’s termination of employment, so long as the Executive knows or reasonably should have known about such plan(s) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates provides its products or services as of the Relevant Date (a Competitive Business);

(b)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which is a Competitive Business as of the date the Executive enters such employment or renders such services; or

(c)	subject to the terms of the Company’s employee investments policy applicable to the Executive during the Restricted Period (which, while employed by the Company shall mean such policy as in effect from time to time and made available to the Executive and, on and after such employment, such policy as in effect on the date immediately prior to the date of termination of the Executive’s employment with the Company), acquire a financial interest in, or otherwise become actively involved with, any Competitive Business which is a Competitive Business as of the date of such acquisition or involvement, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

12.6 Notwithstanding the provisions of Clause 12.5 above, nothing contained in this Clause 12.6 shall prohibit the Executive from (i) investing, as a passive investor, in any publicly held company provided that the Executive’s beneficial ownership of any class of such publicly held company’s securities does not exceed three percent (3%) of the outstanding securities of such class, (ii) entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision, or (iii) providing services to a subsidiary or affiliate of an entity that controls a separate subsidiary or affiliate that is a Competitive Business, so long as the subsidiary or affiliate for which the Executive may be providing services is not itself a Competitive Business and the Executive is not, as an employee of such subsidiary or affiliate, engaging in activities that would otherwise cause such subsidiary or affiliate to be deemed a Competitive Business.

12.7 Non-Solicitation of Clients

During the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting the business of, any investment from, any opportunity to make an investment in, or any opportunity to act as a financial or restructuring advisor in connection with any transaction involving, any client, prospective client, investor, portfolio company, venture capital investee, or prospective portfolio company, or member of management of any portfolio company or venture capital investee or prospective portfolio company of the Company or any of its Affiliates, in all such cases determined as of the Relevant Date (collectively, the Clients):

(a)	with whom the Executive had personal contact or dealings on behalf of the Company or its Affiliates during the two-year period immediately preceding the Executive’s termination of employment;

(b)	with whom the employees reporting to the Executive have had personal contact or dealings on behalf of the Company or its Affiliates during the two-year period immediately preceding the Executive’s termination of employment; or

(c)	for whom the Executive had direct or indirect responsibility during the two-year period immediately preceding the Executive’s termination of employment.

12.8 Non-Interference with Business Relationships

During the Restricted Period, the Executive will not interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates, on the one hand, and any Client, customers, suppliers, partners, of the Company or any of its Affiliates, on the other hand, in any such case determined as of the Relevant Date.

12.9 Non-solicitation of employees / non-solicitation of consultants

During the Employment and during the twelve months immediately following the date of any termination of the Employment with the Company, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (other than in the ordinary course of the Executive’s employment with the Company on the Company’s behalf):

(a)	solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(b)	hire any such employee who was employed by the Company or its Affiliates as of the date of the Executive’s termination of employment with the Company or its Affiliates or who left the employment of the Company or its Affiliates coincident with, or within one year prior to or after, the termination of the Executive’s employment with the Company and its Affiliates; or

(c)	solicit or encourage to cease to work with the Company or its Affiliates any consultant that the Executive knows, or reasonably should have known, is then under contract with the Company or its Affiliates.

It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Clause 12 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.10 Inventions

(a)	If the Executive has created, invented, designed, developed, contributed to or improved any inventions, intellectual property, discoveries, copyrightable subject matters or other similar work of intellectual property (including without limitation, research, reports, software, databases, systems or applications, presentations, textual works, content, or audiovisual materials) (Works), either alone or with third parties, prior to the Executive’s employment by the Company, that are relevant to or implicated by such employment (Prior Works), to the extent the Executive has retained or does retain any right in such Prior Work, the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein to the extent of the Executive’s rights in such Prior Work for all purposes in connection with the Company’s current and future business.

(b)	If the Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Executive’s employment by the Company or its Affiliates and within the scope of such employment and/or with the use of any the Company resources (Company Works), the Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and at the Company’s sole expense, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent that ownership of any such rights does not vest originally in the Company or its Affiliates.

(c)	The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)	The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works as set forth in this Clause 12.10. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)	Except as may otherwise be required under Clause 12.10(a) above, the Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party which the Executive knows or reasonably should have known is confidential, proprietary or non-public information or intellectual property of such third party without the prior written permission of such third party. The Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. The Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(f)	The provisions of Clause 12.10 shall survive the termination of the Executive’s employment for any reason.

12.11 Specific Performance

The Executive acknowledges and agrees that in the course of the Executive’s employment with the Company and its Affiliates, the Executive will be provided with access to confidential information, and will be provided with the opportunity to develop relationships with clients, prospective clients, the Executives and other agents of the Company and its Affiliates, and the Executive further acknowledges that such confidential information and relationships are extremely valuable assets of the Company and its Affiliates in which the Company and its Affiliates have invested and will continue to invest substantial time, effort and expense. Accordingly, the Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Clause 12 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by the Company and seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if it is subsequently determined in a final and binding arbitration or litigation that the Executive did not breach any such provision, the Company will, or will cause its applicable Affiliate to, promptly pay any payments or provide any benefits, which the Company may have ceased to pay when originally due and payable, plus an additional amount equal to interest (calculated based on the Barclays Bank base rate plus 2% for the month in which such final determination is made) accrued on the applicable payment or the amount of the benefit, as applicable, beginning from the date such payment or benefit was originally due and payable through the day preceding the date on which such payment or benefit is ultimately paid hereunder.

13.	DATA PROTECTION

You consent to the Company or any Affiliate holding and processing both electronically and manually the data it collects which relates to you for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws, and regulations. You also consent to the transfer of such personal information to other offices the Company may have or to an Affiliate or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with your employment to the extent it is necessary or desirable for the Company to do so.

14.	COMMUNICATIONS

Use of the Company’s e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems where this is in the Company’s legitimate business interests, for example security or disciplinary reasons. Any recordings made shall at all times remain the property of the Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.

15.	GENERAL

15.1 This Agreement is governed by English law and the parties submit to the exclusive jurisdiction of the English Courts.

15.2 This Agreement may be executed in counterparts, each of which shall constitute an original of it.

15.3 For the purpose of the Employment Rights Act 1996, your continuous period of employment will begin on the Effective Date.

15.4 The Company’s disciplinary rules and procedures, as in force from time to time, shall apply to you. To the extent of any conflict between the Company’s disciplinary rules and procedures and the terms of this Agreement, this Agreement shall prevail.

15.5 There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

15.6 Upon the termination of your employment (for whatever reason and howsoever arising) you shall immediately repay all outstanding debts or loans due to the Company or any member of the Group and the Company is hereby authorised to deduct from any payment of wages a sum in repayment of all or any part of such debts or loans.

15.7 You shall render all lawful and reasonable assistance to the Company or any member of the Group as reasonably required by it in resisting, answering or defending any claim, demand or action brought against it both during and after your employment.

If such assistance is rendered after employment, the Company shall pay you a reasonable daily rate and out-of-pocket expenses associated with such assistance.

SIGNED as a DEED and	)
DELIVERED by the	)
EXECUTIVE in the presence of:	)

SIGNED for and on behalf of	)
the COMPANY	)

APPENDIX A: OUTSIDE ACTIVITIES

(a)	Work at Oxford University including membership of the Council and its committees and Isis Innovation Limited;

(b)	director of various private family companies; and

(c)	non-executive director of Oxford Instruments Plc and Ti Automotive Ltd.

APPENDIX B: ROLE IN THE GOVERNANCE OF EVERCORE

(a)	For all periods after December 31, 2007, the co-chief executive officers and the Executive will agree upon a business plan for Evercore’s European operations which in any event shall be subject to the final approval of the co-chief executive officers of Evercore. An annual bonus pool for the employees involved in Evercore’s European financial advisory operations (the European Advisory Bonus Pool) will be established based on revenues generated by Evercore’s European financial advisory operations less all operating costs and expenses (including any allocations of common overhead costs and expenses and group development costs and expenses). The European Advisory Bonus Pool will not be subject to minimum or maximum amounts but it is intended that a substantial portion of revenues generated by Evercore’s European financial advisory operations will be available for the European Advisory Bonus Pool. Beginning at 1 January 2008, European employees will be entitled to bonuses based on the performance of Evercore’s European financial advisory operations. Prior to that date, European employees may be granted bonuses based on revenues generated by other Evercore operations.

(b)	Evercore’s management committee will include the Executive. The Management Committee will supervise the day to day business and affairs of Evercore and will make recommendations to the co-chief executive officers of Evercore, who initially will be Roger Altman and Austin Beutner.

(c)	Evercore’s European operations will be governed by a management committee (the Evercore Europe Management Committee) which will be chaired by the Executive and will include selected senior executives of both the financial advisory and private equity businesses. Messrs Altman, Beutner, Camus and Oakley will be members of the Evercore Europe Management Committee.

(d)	As well as being the chief executive officer of Evercore’s European operations, the Executive will also, from the Effective Date, become Vice Chairman of Evercore LP and a Senior Managing Director of Evercore LP and will report to the co-chief executive officers of Evercore. The Executive may be removed from the position of Vice-Chairman of Evercore LP and as Senior Managing Director of Evercore LP at any time by the co-chief executive officers of Evercore or the board of directors of Evercore Partners Inc. in the same circumstances as permit termination of his employment under this Agreement.